Exhibit 5.1

Jonathan Harwell	John M. Brittingham	Barbara D. Holmes	Tracy M. Lujan†
Lin S. Howard *	Susan V. Sidwell	Alix Coulter Cross	Jonathan Stanley
Ernest E. Hyne II	John F. Blackwood	Kris Kemp	Kenneth S. Byrd
Craig V. Gabbert, Jr.	D. Alexander Fardon	J. Greg Giffen	W. Christopher Andrews
Mark Manner	Michael R. Hill	Leslie B. Wilkinson, Jr.	J. David McDowell
Glen Allen Civitts	Joseph Allen Kelly	Ryan D. Brown
Glenn B. Rose	David Cox	David P. Cañas	*Of Counsel
John N. Popham IV	Curtis Capeling	David Simcox	†Also Admitted in Colorado

September 28, 2006
Goldleaf Financial Solutions, Inc.
9020 Overlook Boulevard, 3rd Floor
Brentwood, TN 37027
Dear Ladies and Gentlemen:
     We have acted as legal counsel to Goldleaf Financial Solutions, Inc., (the “Company”) in connection with the preparation of a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (“Registration Statement”), relating to up to 10,000,000 shares of the Company’s common stock, no par value (the “Shares”), to be sold by the Company.
     We have examined and are familiar with the Second Amended and Restated Charter, as amended and the By-Laws of the Company, as amended and the various corporate records and proceedings relating to the organization of the Company and the filing of the Registration Statement. We have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.
     Based on the foregoing it is our opinion that the Shares will, when sold, be legally issued, fully paid, and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and with such state securities administrators as may require such opinion of counsel for the registration of the Shares, and the reference to this firm under the heading “Legal Matters” in the Prospectus.
Sincerely,

HARWELL HOWARD HYNE
GABBERT & MANNER, P.C.

315 Deaderick Street, Suite 1800 Nashville, Tennessee 37238-1800
phone 615-256-0500 fax 615-251-1059 www.h3gm.com